Exhibit 99.1

Contacts:

Ligand Pharmaceuticals Incorporated	Lippert/Heilshorn & Associates, Inc.
Rob McKay, Sr. Dir. Business Development	Don Markley
and Investor Relations	dmarkley@lhai.com
Erika Luib, Investor Relations	(310) 691-7100
(858) 550-7896

Ligand Partner GlaxoSmithKline Receives Positive Data from Promacta® PIII

ENABLE1 Study in Hepatitis C-Related Thrombocytopenia

SAN DIEGO (July 26, 2011) – Ligand Pharmaceuticals Incorporated (NASDAQ: LGND) today announced that its partner GlaxoSmithKline (NYSE: GSK) has announced that it received positive data from ENABLE-1, the first of two Phase III studies examining Promacta (eltrombopag) in patients with hepatitis C-related thrombocytopenia, and that full data will be released at an upcoming scientific conference.

“We are very pleased with GSK’s announcement today about the ENABLE-1 study and we look forward to seeing the full results later this year,” said John Higgins, President and Chief Executive Officer of Ligand Pharmaceuticals. “Promacta is a very important program for Ligand, and the expansion of the franchise into this indication could contribute substantial new revenue to Ligand in the coming years,” added Mr. Higgins.

About Eltrombopag

Eltrombopag was given accelerated approval by the U.S. Food and Drug Administration (FDA) under the trade name Promacta® in November 2008, for the treatment of chronic ITP in adults who have had an insufficient response to corticosteroids, immunoglobulins or surgical removal of the spleen. For more information, including full U.S. prescribing information and boxed warning for hepatoxicity, please visit http://www.promactacares.com/

Eltrombopag is authorized for use in all 27 member states of the European Union, as well as India, Australia, Ireland, Japan, Taiwan, Turkey, Singapore, Kuwait, Chile, Russia and Bahrain under the trade name Revolade®.

Revolade® and Promacta® are registered trademarks of the GlaxoSmithKline group of companies.

About Ligand Pharmaceuticals

Ligand is a biopharmaceutical company with a business model of developing or acquiring royalty revenue-generating assets and coupling them to a lean corporate cost structure with the goal of producing sustained profitability. By diversifying the portfolio of assets across numerous technology types, therapeutic areas, drug targets and industry partners, we offer an opportunity to invest in the increasingly complicated and unpredictable pharmaceutical industry. In comparison to our industry peers, we believe Ligand has assembled one of the largest and most diversified asset portfolios in the industry with significant revenue-generating potential. These therapies address the unmet medical needs of patients for a broad spectrum of diseases including hepatitis C, muscle wasting, Alzheimer’s disease, dyslipidemia, diabetes, anemia, COPD, asthma, rheumatoid arthritis and osteoporosis. Ligand has established alliances with several of the world’s leading pharmaceutical companies including GlaxoSmithKline, The Medicines Company, Pfizer, Bristol-Myers Squibb and AstraZeneca. For more information, please visit www.ligand.com. Follow Ligand on Twitter @Ligand_LGND.

Caution Regarding Forward-Looking Statements

This news release contains forward-looking statements by Ligand that involve risks and uncertainties and reflect Ligand’s judgment as of the date of this release. These forward-looking statements include comments regarding eltrombopag and other drug candidates, data analysis and evaluation of eltrombopag, utility or potential benefits to patients, the potential commercial market for eltrombopag and plans for continued development and further studies of eltrombopag. Actual events or results may differ from Ligand’s expectations. For example, there can be no assurance that other trials or evaluations of eltrombopag or other product candidates will be favorable or that they will confirm results of previous studies, that data evaluation will be completed or demonstrate any hypothesis or endpoint, that eltrombopag or other product candidates will provide utility or benefits to certain patients, that any presentations will be favorably received, that eltrombopag or other product candidates will be useful, that marketing applications will be filed or, if filed, approved, or that clinical or commercial development of these product candidates will be initiated, completed or successful or that our rights to eltrombopag and other related product candidates will not be successfully challenged. The failure to meet expectations with respect to any of the foregoing matters may reduce Ligand’s stock price. Additional information concerning these and other risk factors affecting Ligand can be found in prior press releases available at www.ligand.com as well as in public periodic filings with the Securities and Exchange Commission, available at www.sec.gov. Ligand disclaims any intent or obligation to update these forward-looking statements beyond the date of this press release. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

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